Exhibit 10.34

20190109-1

Parking Lot Lease

Party A: Chengdu Taozhi Parking Management Service Co., Ltd.

Party B: Sichuan Jinkailong Automobile Leasing Co., Ltd.

Pursuant to the provisions of Contract Law of the People’s Republic of China (hereinafter referred to as “Contract Law”) and other relevant laws and regulations, the following contract (“Lease”) on the lease of operation site is made and entered into by and between Party A and Party B on the basis of voluntariness and mutual benefits via negotiation.

I. Operation Site

Party B plans to lease Party A’s vacant land at Group 3, Gaobei Village, Julong Road, Wuhou District, Chengdu City, which could be used as 90 parking lots.

II. Term of Lease

One year, from January 10, 2019 to January 10, 2020. Both parties can renew this Lease upon the expiration.

III. Rent and Payment

IV. The total fees per year are RMB 108,000 (RMB ONE HUNDRED AND EIGHT THOUSAND Only).

Payment: Party B shall pay rent to Party A every three months (i.e., RMB 27,000 (RMB TWENTY SEVEN THOUSAND Only)).

V. Rights and Obligations

(i) Party A’s rights

1. Party A shall level and tamp the site and install a gate upon the execution of this Lease to ensure the land leased by Party B can park vehicles smoothly.

2. If the land is zoned and used by the government during the term of this Lease, Party B must obey the government’s decision unconditionally. In such case, Party A shall inform Party B in writing one month in advance and does not need to compensate Party B’s facilities . Party A shall refund the rent that Party B has paid for the period not occupied by Party B.

3. Party A may not deliver the land to Party B until the land passes the leveling acceptance according to Party B’s requirements.

(ii) Party B’s rights:

1. Party B shall abide by laws and disciplines as well as the relevant regulations of the district, town and village, keep the environment clean and tidy and avoid arbitrary building within the site during the entire term of this Lease. Once Party B is found constructing buildings arbitrarily, Party A has the rights to request Party B to rectify and in such case, Party A does not need to compensate Party B. All the economic losses and legal consequences arising therefrom shall be borne by Party B.

2. Party B shall be responsible for keeping all the materials within the site after the site passes acceptance and bear the property loss incurred at its sole discretion, if any.

3. Party B can use the site solely during the entire term of this Lease and shall not transfer it or change its nature of use. In case of subleasing the site, Party B shall inform Party A in advance. If Party B is found violating the provisions, Party A is entitled to remedy and terminate this Lease.

4. Any dispute arising therefrom shall be resolved by both parties via negotiation. If, however, negotiation fails, both parties can choose to file a lawsuit to Wuhou People’s Court.

5. This Lease is executed in triplicate with each party holding one and the rest one for filing.

Party A:
Party A’s signature:
Authorized representative:
Seal: Chengdu Taozhi Parking Management Service Co., Ltd.

Party B:
Party B’s signature:
Authorized representative:
Seal: Sichuan Jinkailong Automobile Leasing Co., Ltd.
Date: January 9, 2019